Exhibit 99.1

Underwriters Purchase Additional Common Units from Vanguard Natural Resources, LLC

Wednesday, August 26, 2009

HOUSTON – (PR NEWSWIRE) – Vanguard Natural Resources, LLC (NYSE: VNR)(“Vanguard”) announced today that the underwriters of its recent public offering of common units representing limited liability company interests (“Common Units”) have purchased an additional 432,800 Common Units pursuant to a partial exercise of  their over-allotment option.  The proceeds to Vanguard of the over-allotment option exercise were approximately $5.9 million, net of underwriting discounts, commissions and estimated costs associated with the transaction.

Vanguard used the net proceeds from the partial exercise of the over-allotment option to reduce outstanding indebtedness under its reserve-based credit facility.

Citi, Wells Fargo Securities and RBC Capital Markets acted as joint book-running managers for the offering. A copy of the prospectus supplement and the related base prospectus relating to the Unit Offering may be obtained from:

Citi
Attn: Prospectus Department
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Phone: (800) 831-9146
batprospectusdept@citi.com

Wells Fargo Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, New York 10152
Attn: Equity Syndicate
Phone: (800) 326-5897
equity.syndicate@wachovia.com

RBC Capital Markets
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Attention: Equity Syndicate
Phone: (212) 428-6670

An electronic copy of the prospectus supplement and the accompanying base prospectus may also be obtained at no charge at the Security and Exchange Commission’s website at www.sec.gov.

The Common Units are being offered pursuant to an effective registration statement that Vanguard previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the Common Units will only be made by means of the prospectus supplement and the related base prospectus.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas. More information on the Company can be found at www.vnrllc.com.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258
investorrelations@vnrllc.com